UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                               September 22, 1995
                                 Date of Report
                       (Date of earliest event reported)


                          Players International, Inc.
             (Exact name of registrant as specified in its charter)


         Nevada                   0-14897            4175832
(State or other jurisdiction  (Commission File   (IRS Employee
 of incorporation)             Number)            ID Number)


3900 Paradise Road
Suite 135
Las Vegas, NV                                            89109
(Address of principal executive offices)               (Zip Code)


                                 (702) 792-9998
              (Registrant's telephone number, including area code)



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Item 5.           Other Events

         Set forth below are certain recent developments concerning Players International, Inc. ("Players" or the "Company"), including developments that have been announced by press release as of the dates noted below.

         Recent Operating Results. The Company announced on September 22, 1995 that it expects earnings after taxes and before pre-opening costs for the second quarter ending September 30, 1995, to be below comparable results of $.34 per share for the first quarter ended June 30, 1995. The Company stated that the results are primarily attributable to the impact of two competitive openings at its Lake Charles, Louisiana market. Results were also affected by disruptions caused by the ongoing construction to upgrade and expand the Players' Lake Charles facility.

         Proposed Indiana Gaming Project. On September 27, 1995, the Company announced the signing of an agreement to acquire, subject to certain conditions, New Albany Landing Co., LLC, an Indiana limited liability company ("New Albany") that has filed an application with the Indiana Riverboat Gaming Commission for a license to operate a riverboat casino in Harrison County, Indiana. The Company has filed an application with the Indiana Riverboat Gaming Commission for permission to modify the existing New Albany application to reflect Players' ownership and plans to file an application with the Indiana Riverboat Gaming Commission for its future plans for the project.

         Plans for the project, to be located on 67 acres on the Ohio River, include a riverboat and dockside facility with entertainment, restaurants and other amenities.

         Harrison County is located 30 minutes from Louisville, Kentucky, which has approximately 1 million adults within a 50 mile radius and 3.3 million adults within 100 miles.

         Completion of the project is subject to, among other things, a final agreement to acquire the land, as well as receipt of all necessary regulatory approvals. The Indiana Riverboat Gaming Commission is expected to hold regulatory hearings in early 1996.

         Termination of Arrangements to Acquire Certain Riverboat Assets. On October 5, 1995, Players and H Group Holding, Inc. ("H Group Holding"), the parent company of the Hyatt Group of companies, announced that their joint venture has terminated its previously announced agreement to acquire the outstanding capital stock of Grand Palais Riverboat, Inc. ("Grand Palais"). Grand Palais previously conducted riverboat gaming operations in New Orleans, Louisiana but is currently involved in bankruptcy proceedings. Players and H Group Holding stated that the



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agreement was terminated due to various breaches on the part of Grand Palais, including Grand Palais' obligation to obtain an order of the bankruptcy court that would reimburse the H Group Holding-Players joint venture for certain out-of-pocket expenses if the transaction failed to close and that would establish certain bidding procedures for completion of the sale of the riverboat in accordance with applicable bankruptcy rules.

         Players' letter of intent to acquire certain assets, including the capital stock of the entity which owns the Crescent City Queen Riverboat, of Capital Gaming International, Inc. ("Capital Gaming") previously terminated when Capital Gaming entered into a letter of intent with a third party concerning the acquisition of such assets.

         The H Group Holding-Players joint venture remains interested in acquiring a riverboat and obtaining licensure for the relocation of such riverboat to Shreveport, Louisiana, and intends to pursue such an acquisition within the context of the bankruptcy proceedings involving the Grand Palais and Crescent City Queen riverboats.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              Players International, Inc.
                                                   (Registrant)



                                              By: /s/ Peter J. Aranow
                                                  -----------------------
                                                  Peter J. Aranow
                                                  Executive Vice President
                                                  Chief Financial Officer

                                              By: /s/ Stephen K. Radusch
                                                  ------------------------
                                                  Stephen K. Radusch
                                                  Controller (Principal
                                                  Accounting Officer)

Date:  October 16, 1995




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